 Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Oppenheimer Revenue Weighted ETF Trust, comprising Oppenheimer Consumer Discretionary Sector Revenue ETF, Oppenheimer Consumer Staples Sector Revenue ETF, Oppenheimer Emerging Market Revenue ETF, Oppenheimer Energy Sector Revenue ETF, Oppenheimer Health Care Sector Revenue ETF, Oppenheimer Industrials Sector Revenue ETF, Oppenheimer Information Technology Sector Revenue ETF, Oppenheimer Materials Sector Revenue ETF, and Oppenheimer Utilities Sector Revenue ETF under the headings “Additional Notices” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 24, 2016